Exhibit 99.1

American Superconductor Reports Fiscal 2005 Fourth Quarter

and Year End Results

  Record fiscal 2005 revenues; 41% increase year-over-year to $58.3 million
  Power Electronic Systems business: record revenues and first profitable year
  SuperMachines business profitable for second year in a row
  Successful demonstration of "4-Centimeter" manufacturing technology for 2G wire

WESTBOROUGH, Mass. -- May 12, 2005 -- American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for fiscal 2005 and the fourth quarter ended March 31, 2005.

Revenues for fiscal 2005 increased 41% to a record $58.3 million from fiscal 2004 revenues of $41.3 million. The net loss for fiscal 2005 was $19.7 million, or $0.70 per share, compared to a net loss of $26.7 million, or $1.10 per share in fiscal 2004. Included in the net loss for fiscal 2005 was a $2.7 million litigation settlement with a past financial advisor to AMSC, which was announced April 4, 2005.

For the fourth quarter of fiscal 2005, revenues increased 10% to $12.9 million from revenues of $11.6 million for the fourth quarter of fiscal 2004. The net loss for the quarter totaled $8.2 million, or $0.28 per share, compared with a net loss of $4.5 million, or $0.16 per share, for the fourth quarter of fiscal 2004. As with the full year results, the net loss for the fourth quarter included the $2.7 million charge for the litigation settlement.

On March 31, 2005, AMSC had cash, cash equivalents and short and long-term investments of $87.6 million and no long-term debt, compared to $45.5 million at December 31, 2004 and $52.6 million at March 31, 2004. Included in the $87.6 million of cash and investments was $45.5 million raised by the Company in a public equity offering in March 2005.

The Company stated it currently has visibility to approximately $42 million in revenue for fiscal 2006, derived from a combination of a total backlog of orders and contracts as of March 31, 2005 of $34.2 million, of which $28.8 million is expected to be recognized as revenue in fiscal 2006, and from increases in funding currently being negotiated for two existing contracts. AMSC received $10.4 million of new orders and contracts during the fiscal 2005 fourth quarter.

"In fiscal 2005, we achieved record revenues, attained profitability in our Power Electronic Systems and SuperMachines business units and strengthened our balance sheet with a successful equity offering," said Greg Yurek, chief executive officer. "The strong financial results were mirrored by equally strong progress in our research, product development and commercialization efforts which, in turn, have put us in a favorable position to close new HTS power cable and rotating machine contracts and orders within the next 12 months."

Success in Development and Scale-up of 2G HTS Wire; Seeding the Market with 1G HTS Wire in 20 Countries Worldwide

AMSC announced in January 2005 it had decided, based on results from its second generation (2G) HTS wire development program, that it would accelerate the migration from its commercial first generation (1G) HTS wire to 2G HTS wire. On May 10, 2005, AMSC reported it had successfully demonstrated its proprietary "4-centimeter" manufacturing technology for 2G HTS wire. Yurek noted that this full-process demonstration is very encouraging because the first wires from the 2G pre-pilot line validated the Company's key manufacturing assumptions.

The Company stated that it has shipped its 1G HTS wire to customers in 20 countries around the world -- seeding the market for HTS applications. "This has provided us a built-in market opportunity for our 2G HTS wire because 2G will be a drop-in replacement for our 1G HTS wire," he said. "This means our customers can design and build their products, such as power transmission cables, generators and maglev trains, using our 1G HTS wire today, knowing that once their markets are ready, we can provide them a plug-compatible 2G HTS wire that is expected to have higher electrical performance at lower cost."

"With operation of our 2G pre-pilot line coming up to speed on schedule, we expect to be shipping the first small quantities of 2G HTS wire to customers during the second half of calendar year 2005," Yurek said.

He also added that recent successes in demonstrating HTS cable systems, such as the Changtong cable project in China, and new cable wire orders, such as the one announced recently from Ultera for a cable demonstration project in Columbus, Ohio, are important steps in developing the large market opportunities for HTS wire worldwide. All of these projects are or will be utilizing AMSC's 1G HTS wire in order to demonstrate the many advantages of HTS power cables.

The AMSC Wires business unit manufactured and shipped 389,000 meters of 1G HTS wire in fiscal 2005 compared with 155,000 meters in fiscal 2004. Shipments in fiscal 2005 were lower than the 550,000 meters estimated at the beginning of the fiscal year due mainly to a rescheduling of wire shipments for the power transmission cable project within the Long Island Power Authority (LIPA) grid. Wire deliveries to Nexans, the power cable manufacturer for this project, are expected to be completed in the second quarter of fiscal 2006. The rescheduling of this wire was caused by evolving wire specifications based on results of the manufacture and test of sample cables. The cable project remains on schedule for full system installation and integration with the LIPA grid in the summer of 2006.

Ship Propulsion Motors on Schedule; Performance of SuperVAR® Prototype Strong

AMSC's SuperMachines business unit achieved record revenues in fiscal 2005 and was profitable for the second year in a row while continuing to aggressively develop advanced HTS rotating machines. This business unit is expected to be breakeven in fiscal 2006 as it completes manufacture of the 36.5-megawatt (MW) ship propulsion motor under a contract from the U.S. Navy and as it manufactures the first commercial SuperVAR synchronous condenser.

The SuperMachines business has continued to make excellent progress in the manufacture of the prototype 36.5-MW ship propulsion motor and expects the motor's final assembly to be complete in early calendar year 2006. Factory testing and delivery of the motor remain on schedule for the summer of calendar 2006. Commenting on the state of the product development, Yurek said "The U.S. Navy is pleased with our progress. Based on the performance to date of our prototype HTS ship propulsion motors and that of competing motor products, we believe we are strongly positioned to have our 36.5-MW HTS motor selected for use on one of the first modern U.S. Navy platforms to utilize electric drive."

"In addition, we have continued to work actively with several key players in the global commercial ship propulsion business and believe we are on track to form a new business alliance this year, as planned, to focus on the worldwide commercial ship propulsion market," Yurek said. "During fiscal 2005, we strengthened our SuperMachines sales and marketing team internally and we continued to work closely with the Northrop Grumman team to address U.S. military contracts for HTS ship propulsion motors and generators."

AMSC's advanced prototype SuperVAR dynamic synchronous condenser has continued successfully through rigorous testing in the Tennessee Valley Authority (TVA) grid in Gallatin, Tenn., having withstood hundreds of thousands of voltage events since it was synchronized with the TVA grid. The prototype machine has operated online for more than 1400 hours and has continued to demonstrate the performance and ruggedness expected by AMSC and required by utilities.

Yurek stated, "TVA remains pleased with the performance of the SuperVAR prototype. Based on its performance to date, we expect to ship the first of the five commercial units which TVA ordered by the end of fiscal 2006 or early in the next fiscal year depending on negotiation with TVA of the production unit's final specifications."

Power Electronic Systems: Record Revenues -- First Profitable Year

AMSC's Power Electronic Systems business closed out fiscal 2005 with record revenues of $15.7 million and its first full year of profitability. After enjoying a solid fourth fiscal quarter of $6.7 million in new orders, this business entered fiscal 2006 with $9.9 million of backlog, its highest ever backlog at year end.

Power Electronic Systems generated approximately 40% of its fiscal 2005 revenues from sales of its D-VAR® product line to wind farm operators. In April 2005, the Company announced it had received its 10th wind farm D-VAR order. "The wind energy business has become a terrific growth area for Power Electronic Systems," said Yurek. "With installations of wind farms continuing to grow worldwide, we expect to see sustained demand for D-VAR systems for wind farms in fiscal 2006 and in the years ahead."

In fiscal 2005, Power Electronic Systems booked and shipped an order for one of its PQ-IVR™ industrial power quality solutions to a large U.S.-based semiconductor manufacturer. The Company said it believes sales of PQ-IVR systems to industrial customers will continue to be part of the revenue mix in fiscal 2006 and going forward.

Yurek commented that there is increasing momentum for the enforcement of reliability standards for power grid owners and operators, as evidenced by new rules that were put into effect on April 1, 2005 by the North American Electric Reliability Council and by enforceability provisions in the Energy Bill, which is currently being debated in the U.S. Senate. Enforceable reliability standards are expected to enhance opportunities for growth in sales of both D-VAR and SuperVAR systems to power grid owners and operators.

"Power Electronic Systems is clearly poised for growth in revenues and profitability in fiscal 2006," Yurek said. "Top and bottom line growth is expected to be further enhanced over the next several years as this business introduces enhancements to its D-VAR product line. We expect the enhanced D-VAR product line will address a broader set of customer applications at lower overall system costs."

Guidance for Fiscal 2006

"After achieving substantial revenue growth year over year for the last several years, we expect fiscal 2006 to be a transition year for our AMSC Wires and SuperMachines businesses as the Navy motor and LIPA contracts approach completion in fiscal 2007," said Yurek. "We have been working diligently to replace these large contracts with a series of multi-year HTS cable projects and follow-on Navy development contracts, and we anticipate beginning some of these contracts by the end of fiscal 2006."

The Company said it expects consolidated revenues for fiscal 2006 to be in the range of $55 to $65 million. The Company's net loss is expected to be in the range of $18 to $23 million and the corresponding loss per share is expected to be in the range of $0.55 to $0.70 per share.

Yurek noted that AMSC currently has visibility to $42 million in revenue for fiscal 2006, which is a substantial fraction of the fiscal 2006 revenue guidance of $55 to $65 million. "We believe the multi-year contracts for HTS cable projects and follow-on Navy contracts will also provide revenue visibility beyond fiscal 2006," he said.

AMSC will host an investor conference call beginning at 11:00 a.m. EDT on May 12 to discuss fourth quarter results and management's outlook. To participate in the conference call, please dial 785-832-2422 and use conference ID "AMSC." Additionally, the conference will be simulcast at http://www.amsuper.com/investors/index.cfm and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=86422&eventID=1054110. Re-broadcast of the call will be available from May 12 through May 19 over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EDT Thursday, May 12, 2005, through midnight EDT Thursday, May 19, 2005. Please call 402-220-4949 to access the playback.

About American Superconductor

AMSC is the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world-leading supplier of dynamic reactive power grid stabilization products. AMSC's HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at http://www.amsuper.com.

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American Superconductor and design, AMSC, POWERED BY AMSC, Revolutionizing the Way the World Uses Electricity and SuperMachines are trademarks of and D-VAR and SuperVAR are registered trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements related to expected fiscal 2006 operating results and statements containing the words "believes," "anticipates," "plans," "expects," "will" and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company's ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company's products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; and the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of the Company's most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company's views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date this press release is issued.

Media	Lisa-Marie Barker 508-621-4375 American Superconductor news@amsuper.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com

American Superconductor Corporation

(NASDAQ: AMSC)

Operating Results Report for Fourth Quarter and Fiscal 2005

Statement of Operations Data	Three Months ended March 31,		12 Months ended March 31,
Revenues	2005	2004	2005	2004
By business segment (1):
AMSC Wires	$ 2,804,755	$ 2,893,484	$ 11,511,637	$ 7,795,897
SuperMachines	6,698,597	7,096,967	31,107,572	26,501,073
Power Electronic Systems	3,349,833	1,645,217	15,663,629	7,011,735

Total revenues	12,853,185	11,635,668	58,282,838	41,308,705

Operating profit (loss): By business segment (1):

AMSC Wires	(5,310,191)	(3,358,321)	(15,885,775)	(18,815,738)
SuperMachines	278,503	6,628	412,308	966,130
Power Electronic Systems	(113,227)	(859,341)	66,067	(6,429,801)
Unallocated corporate expenses	(3,334,361)	(438,222)	(4,941,462)	(1,406,865)

Operating Loss	(8,479,276)	(4,649,256)	(20,348,862)	(25,686,274)

Interest and other income/(expense)	313,056	127,217	689,082	(1,047,209)

Net loss	($8,166,220)	($4,522,039)	($19,659,780)	($26,733,483)

Net loss per share-(Basic & Diluted)	($0.28)	($0.16)	($0.70)	($1.10)

Weighted average shares outstanding	29,529,011	27,488,814	28,214,597	24,196,077

Selected Balance Sheet Data	March 31, 2005	March 31, 2004
Cash, cash equivalents, short and long term investments	$ 87,581,221	$ 52,646,703
Selected current assets:
Accounts receivable	$ 5,464,726	$ 8,566,657
Inventory	$ 6,872,197	$ 4,889,394

Property, plant and equipment	$ 91,108,633	$ 90,713,055
Less: accumulated depreciation	(39,769,469)	(34,082,036)
Property, plant and equipment, net	$ 51,339,164	$ 56,631,019

Total assets	$158,917,074	$129,898,956

Accounts payable & accrued expenses	$ 13,394,690	$ 11,541,634
Deferred Revenue	$ 2,012,030	$ 2,905,792

Stockholders' equity	$143,510,354	$115,451,530

  In accordance with Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment's current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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